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EXHIBIT 99.3

SSA GLOBAL TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of SSA Global Technologies, Inc. ("SSA Global" or the "Company") and E.piphany, Inc. ("Epiphany") after giving effect to SSA Global's acquisition of Epiphany on September 29, 2005, adjusted as indicated below to give pro forma effect to the following:

  •
  the acquisition of Epiphany;

  •
  the initial public offering of common stock of SSA Global that was completed during May 2005 (the "IPO"); and

  •
  completion of a senior secured debt financing by SSA Global in September 2005 (the "Debt Financing").

The IPO and Debt Financing are described below:

IPO

        On May 26, 2005, the Company sold 9,000,000 shares of common stock at $11.00 per share in the IPO. The net proceeds of $86.1 million (gross proceeds of $99.0 million less expenses of the offering) were used to repay $81.2 million of the amount owed (excluding accrued and unpaid interest thereon) under the promissory notes issued on July 18, 2003 to Madeleine L.L.C., an affiliate of Cerberus Capital Management, L.P. ("Cerberus") and investment entities affiliated with General Atlantic LLC ("General Atlantic"), in the aggregate principal amount of $130.1 million, which were due on November 15, 2006 and accrued interest at a rate of 1.23% per annum, with the remaining $4.9 million retained for general working capital purposes. On June 16, 2005, the underwriters of the IPO exercised the over-allotment option to purchase 1,350,000 shares of common stock at the IPO price of $11.00 per share. The net proceeds of $13.8 million (gross proceeds of $14.8 million less underwriting discount of $1.0 million) and the remaining net proceeds from the original issuance were used to fund the acquisition of Boniva Software, Inc. ("Boniva") and Epiphany on August 1, 2005 and September 29, 2005, respectively. As of July 31, 2005, Cerberus and General Atlantic owned 63.4% and 23.2% of the Company's outstanding common stock, respectively.

        Upon the consummation of the IPO, the following transactions also became effective:

  •
  Conversion of outstanding preferred stock into approximately 52.75 million shares of common stock.

  •
  Conversion of mandatorily redeemable stock appreciation rights into 127,281 shares of common stock.

  •
  Modification of the terms of the remaining debt owed to Cerberus and General Atlantic of approximately $150.0 million to provide for an interest rate of average three-month LIBOR plus 2.75%, a three year term and a senior unsecured ranking.

  •
  Amendment of the employment agreement between SSA Global and its chief executive officer (the "CEO") to eliminate his right to receive a deferred bonus payment in exchange for a one-time payment of approximately $1.0 million.

  •
  Payment of special bonuses to senior management of $5.5 million (including $2.2 million to our CEO).

  •
  Granting of approximately 1.9 million stock options to employees and directors of the Company, with an exercise price of $11.00 per share.

Debt Financing

        On September 22, 2005, SSA Global entered into a senior secured credit agreement ("Credit Agreement") with a syndicate of financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent and Citicorp USA, Inc. as Syndication Agent. Pursuant to the Credit Agreement, the lenders made a $200.0 million term loan, maturing September 22, 2011 (the "term facility"), and established a five-year revolving credit facility of up to $25.0 million (the "revolving facility"). The revolving facility is available for loans and for letters of credit to support payment obligations incurred in the ordinary course of business. Proceeds of the term facility were used to repay all related-party debt of SSA Global and accrued interest of approximately $154.7 million, with the remainder used to pay fees of approximately $2.6 million related to the Debt Financing and for working capital purposes. In conjunction with such repayment, SSA Global recorded a non-cash, non-operating charge of approximately $3.3 million for the write off of unamortized financing fees associated with the related-party debt. The Credit Agreement is collateralized by substantially all of the assets of the Company and its domestic subsidiaries and guaranteed by all of the Company's domestic subsidiaries.

        The term loan will be amortized in equal quarterly installments in an aggregate annual amount of $2.0 million with the remainder paid in the final year of the term facility. Interest rates applicable to the loans under the senior secured credit agreement will be equal to either: (1) "Adjusted LIBO" plus a margin of 2.000% to 2.250% or (2) "Alternative Base Rate" plus a margin of 1.000% to 1.250%. The applicable margin will be calculated based on the ratio of SSA Global's total indebtedness at the end of any fiscal quarter to historical consolidated EBITDA (as defined in the Credit Agreement) for the prior four quarters ending on the last day of such fiscal quarter. "Adjusted LIBO" is defined as the London interbank offered rate, adjusted for statutory reserve requirements. The "Alternate Base Rate" is the higher of: (1) prime rate; or (2) the Federal Funds effective rate plus 0.50%, adjusted for statutory reserve requirements.

        The Credit Agreement includes usual and customary covenants for transactions of this type including:

Financial Covenants	Level
Maximum total debt to EBITDA (as defined in the Credit Agreement)	3.0x
Minimum interest coverage (EBITDA to interest expense)	3.0x
Maximum annual capital expenditures (subject to certain increases in connection with the issuance of equity and permitted acquisitions)	$25.0 million

        Subject to certain conditions and limitations set forth in the Credit Agreement, the Company may issue equity securities, the proceeds of which will be used to cure financial covenant defaults by giving pro forma effect to the proceeds thereof.

        The Company may add incremental term loans in an aggregate amount not to exceed $100.0 million, subject to a maximum pro forma "total debt to EBITDA" of 2.75 times at the time the additional loan proceeds are drawn. Any incremental loans would be secured and guaranteed on a pari passu basis with the existing loans and related obligations.

        The unaudited pro forma condensed consolidated balance sheet as of July 31, 2005 gives effect to the following as if they occurred on such date:

  •
  the acquisition of Epiphany; and

  •
  the Debt Financing.

        The unaudited pro forma condensed consolidated statement of operations for fiscal 2005 gives effect to the following as if they occurred on August 1, 2004:

  •
  the acquisition of Epiphany;

  •
  the IPO; and

  •
  the Debt Financing.

        The preliminary allocation of the purchase price for Epiphany used in the unaudited pro forma condensed consolidated financial statements was based upon preliminary estimates of the fair value of certain assets and liabilities of Epiphany. For pro forma purposes, the historical balance sheet for Epiphany is as of June 30, 2005. For accounting purposes, the purchase price allocation will be based on the fair value of assets acquired and liabilities assumed as of September 29, 2005. The pro forma adjustments are based upon currently available information and upon certain assumptions and estimates that management believes are reasonable, which are subject to change.

        During August 2005, the Company acquired Boniva. This acquisition has been excluded from the unaudited pro forma financial information since it was immaterial for reporting purposes under the rules of the Securities and Exchange Commission.

        The unaudited pro forma consolidated financial information is intended for informational purposes only and does not purport to represent what the Company's results of operations would actually have been if the transactions had occurred on the dates indicated nor does such information purport to project the Company's results of operations or financial position for any future period. The unaudited pro forma condensed consolidated statement of operations include Epiphany's historical results of operations for the twelve months ended June 30, 2005 and do not reflect any operating efficiencies and cost savings that the Company expects to achieve with respect to the combined companies. The Company urges you to read the pro forma adjustments as described more fully in the accompanying footnotes to the Company's unaudited pro forma condensed consolidated financial statements.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements and accompanying footnotes of SSA Global and Epiphany included in their respective annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Unaudited Pro Forma Consolidated Balance Sheet as of July 31, 2005

	SSA Global Historical	Adjustments for Debt Financing		Pro Forma Combined	Epiphany Historical	Epiphany Adjustments		Pro Forma Consolidated
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$165.4	$200.0 (2.6 (151.8 (1.6	(1) )(1) )(2) )(2)	$209.4	$18.9	$147.4 72.9 (332.3 (7.0	(3) (3) )(3) )(4)	$109.3
Investments in marketable securities	—	—		—	147.4	(147.4	)(3)	—
Restricted cash	4.9	—		4.9	0.5	—		5.4
Accounts receivable, net	144.1	—		144.1	7.0	8.0	(6)	159.1
Deferred tax assets	19.9	—		19.9	—	—		19.9
Prepaid expenses	25.7	—		25.7	3.9	—		29.6

Total current assets	360.0	44.0		404.0	177.7	(258.4)		323.3
Long-term investments	—	—		—	72.9	(72.9	)(3)	—
Property and equipment, net	18.3	—		18.3	3.1	—		21.4
Capitalized software cost and acquired technology, net	24.7	—		24.7	—	17.8	(7)	42.5
Goodwill	296.3	—		296.3	81.5	(81.5 102.2	)(8) (8)	398.5
Other intangibles, net	118.4	—		118.4	—	27.4	(7)	145.8
Deferred tax assets	6.4	1.3	(2)	7.7	—	(7.7	)(9)	—
Other long-term assets	6.6	—		6.6	4.3	—		10.9

Total assets	$830.7	$45.3		$876.0	$339.5	$(273.1)		$942.4

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt—other	$1.6	$2.0	(1)	$3.6	$—	$—		$3.6
Accounts payable and other accrued liabilities	106.0	(1.6	)(2)	104.4	13.2	4.4 2.5	(10) (11)	124.5
Accrued compensation and related benefits	56.5	—		56.5	5.2	(0.5	)(5)	61.2
Deferred revenue	183.8	—		183.8	14.0	8.0 (4.1	(6) )(12)	201.7
Income taxes payable	1.8	—		1.8	—	—		1.8

Total current liabilities	349.7	0.4		350.1	32.4	10.3		392.8
Long-term liabilities
Long-term debt-related parties	148.4	(151.8 3.4	)(2) (2)	—	—	—		—
Long-term debt—other	12.6	198.0 (2.6	(1) )(1)	208.0	—	—		208.0
Other long-term obligations	7.1	—		7.1	15.9	—		23.0
Deferred tax liabilities	—	—		—	—	9.5	(9)	9.5
Deferred revenue	38.5	—		38.5	—	—		38.5

Total liabilities	556.3	47.4		603.7	48.3	19.8		671.8
Total stockholders' equity	274.4	(2.1	)(2)	272.3	291.2	(291.2 (1.7	)(13) )(14)	270.6

Total liabilities and stockholders' equity	$830.7	$45.3		$876.0	$339.5	$(273.1)		$942.4

The accompanying footnotes are an integral part of this unaudited pro forma consolidated balance sheet.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Fiscal Year Ended July 31, 2005

	SSA Global Historical	Adjustments for the IPO		Adjustments for Debt Financing		Pro Forma Combined	Epiphany Historical	Epiphany Adjustments		Pro Forma Consolidated
	(in millions, except per share amounts)
Statement of Operations Data:
Revenues:
License fees	$203.7	$—		$—		$203.7	$21.9	$—		$225.6
Support	343.8	—		—		343.8	30.6	—		374.4
Services and other	164.3	—		—		164.3	19.1	—		183.4

Total revenues	711.8	—		—		711.8	71.6	—		783.4

Cost of revenues:
Cost of license fees	42.5	—		—		42.5	1.3	3.6	(7)	47.4
Cost of support, services and other	198.4	(0.4	)(15)	—		198.0	21.8	—		219.8

Total cost of revenues	240.9	(0.4)		—		240.5	23.1	3.6		267.2

Gross margin	470.9	0.4		—		471.3	48.5	(3.6)		516.2
Operating expenses:
Sales and marketing	188.9	(4.5	)(15)	—		184.4	31.6	—		216.0
Research and development	102.8	(0.4	)(15)	—		102.4	25.1	—		127.5
General and administrative	88.3	(2.0	)(15)	—		86.3	16.3	—		102.6
Amortization of intangible assets	25.5	—		—		25.5	—	3.3	(7)	28.8
Restructuring charge (benefit)	(1.8)	—		—		(1.8)	2.0	—		0.2

Total operating expenses	403.7	(6.9)		—		396.8	75.0	3.3		475.1

Operating income (loss)	67.2	7.3		—		74.5	(26.5)	(6.9)		41.1
Other income (expense):
Interest (expense) income	(14.7)	5.8	(16)	(1.3	)(19)	(10.2)	5.9	(5.9	)(20)	(10.2)
Other (expense) income	1.7	—		—		1.7	(0.2)	—		1.5

Total other (expense) income.	(13.0)	5.8		(1.3)		(8.5)	5.7	(5.9)		(8.7)

Income (loss) before provision for income taxes	54.2	13.1		(1.3)		66.0	(20.8)	(12.8)		32.4
Provision for income taxes	21.7	5.0	(17)	(0.5	)(17)	26.2	0.2	(4.9	)(17)	21.5

Net income (loss)	32.5	8.1		(0.8)		39.8	(21.0)	(7.9)		10.9
Preferred stock dividends	26.0	(26.0	)(18)	—		—	—	—		—
Preferred stock dividends in excess of stated amount	36.2	(36.2	)(18)	—		—	—	—		—
Cash dividend paid to preferred stockholders	25.0	(25.0	)(18)	—		—	—	—		—

Net income (loss) to common stock holders	$(54.7)	$95.3		$(0.8)		$39.8	$(21.0)	$(7.9)		$10.9

Earnings (loss) per common share:
Basic	$(3.58)					$0.59				$0.16

Diluted	$(3.58)					$0.54				$0.15

Earnings per preferred share:
Basic and diluted	$34.89

Weighted average common shares:
Basic	15.28	52.74	(18)	—		68.02	—	—		68.02
Diluted	15.28	57.96	(18)	—		73.24	—	—		73.24
Weighted average preferred shares:
Basic and diluted	2.50	(2.50	)(18)	—		—

The accompanying footnotes are an integral part of this unaudited pro forma condensed consolidated statement of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)
To effect for the Term Facility. The Company borrowed $200.0 million under the Term Facility and incurred estimated deferred financing fees of $2.6 million that will be capitalized and amortized over the life of the Term Facility.

(2)
To effect the repayment of existing related-party debt and accrued interest using proceeds from the Credit Agreement. The repayment of existing related-party debt resulted in a non-cash, nonoperating charge of $3.4 million ($2.1 million, net of $1.3 million tax benefit) to write-off unamortized deferred financing costs associated with such debt.

(3)
To effect for the sale of investments in marketable securities and long-term investments by Epiphany and cash paid to Epiphany common stockholders and option holders of $332.3 million, which consisted of $327.8 million paid to common stockholders and $4.5 million paid to option holders.

(4)
Reflects change in control payments of $2.2 million made to Epiphany senior management pursuant to employment agreements that existed prior to the acquisition date and $4.8 million paid to Epiphany's financial advisors related to the merger.

(5)
Elimination of liability for payroll withholdings for employee stock purchase plan participants. These withholdings were converted into Epiphany common stock prior to consummation of the merger.

(6)
To conform Epiphany accounts receivable and deferred revenue presentation to SSA Global's presentation for amounts billed, but not yet collected, which consists primarily of annual support billings. Epiphany's historical accounts receivable and deferred revenue balances excluded such amounts.

(7)
To reflect the preliminary allocation of purchase price to identifiable intangible assets. Allocations by intangible asset, related useful life and annual amortization expense are as follows (dollars in millions):

	Preliminary Fair Value	Estimated Useful Life (in years)	Annual Amortization
Acquired technology	$17.8	5	$3.6

Other intangibles:
Customer relationships	$22.1	9	$2.5
Trade names	0.8	2	0.4
Patents	4.5	10	0.4

	$27.4		$3.3

(8)
To eliminate Epiphany's historical goodwill of $81.5 million and record goodwill based on preliminary allocation of the purchase price to the fair value of assets acquired and liabilities assumed. A summary of the purchase price allocation is as follows:

Purchase price summary (in millions):
Paid to Epiphany stockholders	$327.8
Paid to Epiphany optionholders	4.5

Subtotal	332.3
Change in control payments	2.2
Epiphany financial advisor fees	4.8
SSA transaction costs	2.5

Total purchase price	341.8
Less: cash acquired	(239.2)

Purchase price, net of cash acquired	$102.6

Purchase price allocation (in millions):
Acquired technology	$17.8
Customer relationships	22.1
Other	5.3

Total identifiable intangible assets	45.2
Deferred tax liabilities	(17.2)
In-process research and development	1.7
Net tangible liabilities	(29.3)
Goodwill	102.2

Purchase price, net of cash acquired	$102.6

(9)
To record the adjustments for deferred tax assets and deferred tax liabilities related to identifiable intangible assets, change in control payments, payments to option holders, restructuring costs and deferred revenue, determined as follows (dollars in millions):

	Preliminary Fair Value	Statutory Tax Rate	Deferred Tax Asset (Liability)
Acquired technology	$17.8	38.0%	$(6.8)
Other intangibles	27.4	38.0%	(10.4)

Total long-term deferred tax liabilities			$(17.2)

Change in control payments	2.2	38.0%	$0.8
Option payments	4.5	38.0%	1.7
Restructuring reserves	4.4	38.0%	1.7
Decrease in deferred revenue	(4.1)	38.0%	(1.6)

Subtotal			2.6
Valuation allowance			(2.6)

Total deferred tax assets			$—

SSA Global long-term deferred tax asset—historical			$7.7
Long-term deferred tax liability above			(17.2)

Pro forma long-term deferred tax liability			$(9.5)

Deferred tax assets acquired in the Epiphany acquisition will be offset by a full valuation allowance since it is judged more likely than not that such assets will not be realized. Reversals of valuation allowance in the post-acquisition period due to realization of the related deferred tax asset would be recorded as a reduction of goodwill.

(10)
To record preliminary estimate of restructuring costs associated with exiting activities and facilities of Epiphany. Restructuring costs include involuntary termination benefits associated with Epiphany employees, expected closure of certain Epiphany facilities and contract termination costs.

(11)
To record acquisition-related transaction costs.

(12)
To record the preliminary fair value adjustment to deferred revenue acquired. The preliminary fair value represents an amount equivalent to the legal obligation to perform support and services obligations of Epiphany. The adjustment eliminates deferred license fees revenue where no remaining delivery or legal obligation exists for accounting purposes.

(13)
To eliminate Epiphany historical stockholders' equity.

(14)
To record the preliminary estimate of the fair value of in-process research and development ("IPRD"). IPRD represents incomplete Epiphany research and development projects that had not reached technological feasibility and had no alternative future use when acquired. This amount will be expensed in the Company's consolidated statement of operations as a non-tax deductible charge during the quarter ended October 31, 2005.

(15)
To eliminate non-recurring compensation-related expenses directly attributable to the IPO, as follows:

	Cost of Support, Services and Other	Sales and Marketing	Research and Development	General and Administrative	Total
CEO deferred bonus(i)	$—	$—	$—	$7.8	$7.8
IPO bonus(i)	(0.2)	(1.5)	(0.2)	(4.6)	(6.5)
Stock option amortization(ii)	(0.2)	(3.0)	(0.2)	(5.2)	(8.6)

Total	$(0.4)	$(4.5)	$(0.4)	$(2.0)	$(7.3)

  (i)
  Following the consummation of the IPO, certain members of management, including the Company's CEO, received bonuses in the aggregate amount of approximately $5.5 million. In addition, the Company's CEO received a one-time payment of $1.0 million in exchange for his agreement, effective with the consummation of our IPO, to eliminate the deferred bonus arrangement provided for under his employment agreement. The Company had accrued $7.8 million under the Company's CEO's prior employment agreement prior to consummation of the IPO.

  (ii)
  The Company granted to certain employees on July 31, 2003 stock options to acquire approximately 7.6 million shares of common stock at an exercise price of $2.06 per share. These options were 58% vested at the date of grant. The fair value per common share was $6.34 as of July 31, 2003. Due to the transferability and termination provisions of these options, absent an IPO, the options essentially would have vested in full on December 31, 2006. Accordingly, the Company did not recognize compensation expense for options granted during fiscal 2003. On July 31, 2003, the Company recorded deferred stock-based compensation expense of approximately $32.1 million, the intrinsic value of the options granted on that date, as a component of stockholders' equity. The intrinsic value is the difference between the fair value of the common stock at the date of grant and the exercise price of each individual stock option grant. The Company was recognizing the expense on those option grants over the remaining vesting period (41 months) on a straight-line basis as the options fully vested at the end of the service period for accounting purposes. Upon consummation of the IPO, the Company recorded a non-cash charge to operations of approximately $8.6 million, representing the difference between deferred stock compensation amortized on a straight-line basis over 41 months and the amortization measured based on the vesting schedule of stock options.

(16)
To effect for repayment of $81.2 million of related-party debt with IPO proceeds and modifications to remaining long-term debt with related parties. The pro forma adjustment to interest expense is calculated as follows (dollars in millions):

	Principal Balance	Average Interest Rate(i)	Historical Interest Expense(i)	Pro Forma Interest Rate(ii)	Adjustment	Pro Forma Interest Exp
Debt repaid—IPO proceeds	$81.2	5.19%	$3.5	na	$(3.5)	na
Promissory note modification	50.0	5.19%	2.2	5.30%	—	$2.2
Subordinated promissory note modification	100.0	8.00%	6.7	5.30%	(2.3)	4.4

					$(5.8)	$6.6

  (i)
  Historical interest rate was 5.19% and 8.00% for the promissory notes and subordinated promissory notes, respectively, for the 10 months ended May 31, 2005, which represented the portion of fiscal 2005 where such debt instruments were outstanding prior to repayment and modification.

  (ii)
  Pro forma interest rate of 5.30% represented average three-month LIBOR of 2.55% for the ten months ended May 31, 2005 plus 2.75% in accordance with the terms of the modified related party debt.

(17)
To record the tax effect of pro forma adjustments using a statutory tax rate of 38.0%.

(18)
To effect for the conversion of preferred stock into common stock and the issuance of common stock upon consummation of the IPO. Basic weighted average common shares of 68.02 million represent common shares outstanding after such transactions. Diluted weighted average common shares include 5.22 million potentially dilutive securities that were anti-dilutive for historical financial reporting purposes.

(19)
To effect for the $200.0 million Term Facility and repayment of related-party debt with the proceeds. The pro forma adjustment to interest expense is calculated as follows (in millions):

Term loan borrowings	$200.0
Average three-month LIBOR rate—FY 2005	2.78%
Borrowing margin	2.00%

Pro forma interest rate	4.78%
Annual interest expense—term loan	$9.6
Less:
Pro forma interest expense—debt repaid(i)	(8.3)

Adjustment	$1.3

  (i)
  Calculated using pro forma interest rate of 5.53%, or average three-month LIBOR for fiscal 2005 (2.78%), plus 2.75%.

Each 1.0% change in the interest rate would change pro forma interest expense by $2.0 million for the year ended July 31, 2005. Each 1/8% change in the interest rate would change pro forma interest expense by $0.25 million for the year ended July 31, 2005.

(20)
To eliminate Epiphany interest income related to cash, cash equivalents and investments that would have been used to fund the purchase price paid to Epiphany common stockholders and stock option holders.

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  EXHIBIT 99.3
SSA GLOBAL TECHNOLOGIES, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Consolidated Balance Sheet as of July 31, 2005
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS